EXHIBIT 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS AN 8.8% INCREASE IN FFO
PER SHARE FOR THE YEAR ENDED DECEMBER 31, 2005

     CLEVELAND, OHIO, February 13, 2006 — Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that fourth quarter 2005 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.74 (diluted and basic) as compared to $0.69 (diluted) and $0.70 (basic) per share for the same period in the previous year, an increase of 7.2% diluted and 5.7% basic. FFO available to common shareholders was $81.7 million for the quarter ended December 31, 2005, as compared to $73.0 million for the fourth quarter of 2004, an increase of 11.9%. Net income available to common shareholders for the three month period ended December 31, 2005 decreased 52.6% to $35.1 million or $0.32 per share (diluted and basic) compared to fourth quarter 2004 net income of $74.1 million, or $0.71 per share (diluted) and $0.72 per share (basic). The decrease in net income for the quarter ended December 31, 2005 is primarily related to a decrease in gain on sales of real estate assets and discontinued operations, of $43 million of which $37 million is excluded from the computation of FFO.
     On a per share basis, FFO (diluted) was $3.21 and $2.95 for the years ended December 31, 2005 and 2004, respectively, an increase of 8.8%. FFO available to common shareholders for the year ended December 31, 2005 was $355.1 million compared to FFO available to common shareholders for the year ended December 31, 2004 of $292.3 million. Net income available to common shareholders for the twelve month period ended December 31, 2005 was $227.5 million, or $2.08 per share (diluted) and $2.10 (basic) in 2005, compared to net income available to common shareholders of $219.1 million, or $2.24 per share (diluted) and $2.27 (basic) for 2004.
     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “I’m pleased to report this quarter’s earnings, which reflect outstanding tenant demand for space in our community center portfolio and strong portfolio fundamentals, as well as a strong balance sheet position, with significant cashflow liquidity and financial flexibility. Our year-end results reflect the growing strength of our asset class and successful execution of a focused and disciplined capital recycling strategy. We sold nearly $600 million in assets, which helped generate the capital needed to fund our development pipeline and expand our footprint into Puerto Rico and the Western U.S. through key portfolio acquisitions from Caribbean Property Group and Mervyns.”
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the

Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the fourth quarter of 2005, the Company executed 101 new leases aggregating approximately 740,000 square feet and 182 renewals aggregating approximately 674,000 square feet. Rental rates on new leases increased by 29.2% to $14.35 per square foot and rental rates on renewals increased by 9.4% to $12.87 per square foot as compared to previously occupied rental rates. On a blended basis, rental rates for new leases and renewals increased by 14.2% to $13.56 per square foot. At December 31, 2005, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $11.30.
     At December 31, 2005, the portfolio, including those properties owned through joint ventures, was 96.4% leased. Excluding the impact of the properties acquired from Benderson Development, Caribbean Property Group and Mervyns, the portfolio was also 96.4% leased, as compared to 95.4% at December 31, 2004. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of December 31, 2005, the portfolio was 95.3% occupied. Excluding the impact of the properties acquired from Benderson Development, Caribbean Property Group and Mervyns, the portfolio was 95.1% occupied, as compared to 94.6% at December 31, 2004.
     Same store Net Operating Income (“NOI”) relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2004, including those owned through joint ventures and excluding properties under redevelopment) increased approximately $8.5 million (or 2.2%) for the year ended December 31, 2005.
Strategic Real Estate Transactions:
Mervyns Stores
     In mid September 2005, the Company formed a joint venture (the “Mervyns Joint Venture”) with Macquarie DDR Trust (“MDT”), which acquired the underlying real estate of 36 operating Mervyns stores. The Mervyns Joint Venture is owned 50% by the Company and 50% by MDT. However, the assets, liabilities and operating results are consolidated within the DDR accounts in accordance with FIN 46. The Mervyns Joint Venture acquired one additional asset in the fourth quarter of 2005 for approximately $20.7 million and the final asset was acquired by the joint venture for approximately $11.0 million in January 2006.

Expansions:
     During the year ended December 31, 2005, the Company completed nine expansions and redevelopment projects located in Hoover, Alabama; Tallahassee, Florida; Suwanee, Georgia; Princeton, New Jersey; Hendersonville, North Carolina; Allentown, Pennsylvania; Erie, Pennsylvania; Bayamon, Puerto Rico and Johnson City, Tennessee at an aggregate cost of $41.6 million. The Company is currently expanding/redeveloping eight shopping centers located in Gadsden, Alabama; Ocala, Florida; Stockbridge, Georgia; Ottumwa, Iowa; Gaylord, Michigan; Rome, New York; Mooresville, North Carolina and Bayamon, Puerto Rico at a projected incremental cost of approximately $38.5 million. The Company is also scheduled to commence construction on an additional expansion and redevelopment project at its shopping center located in Amherst, New York.
     During the year ended December 31, 2005, two of the Company’s joint ventures completed expansion/redevelopment projects at their shopping centers located in St. Petersburg, Florida and Merriam, Kansas at an aggregate cost of $9.3 million. Three of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California and Kansas City, Missouri at a projected incremental cost of approximately $57.4 million. Two of the Company’s joint ventures are also scheduled to commence additional expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.
Development (Consolidated):
     During the year ended December 31, 2005, the Company substantially completed the construction of four shopping center projects located in Overland Park, Kansas; Lansing, Michigan; Freehold, New Jersey and Mt. Laurel, New Jersey. Many of these tenants are open and operating.
     The Company currently has eight shopping center projects under construction. These projects are located in Miami, Florida; Nampa, Idaho; McHenry, Illinois; Chesterfield, Michigan; Horseheads, New York; Apex, North Carolina (Beaver Creek Crossings — Phase I); Pittsburgh, Pennsylvania and San Antonio, Texas. These projects are scheduled for completion during 2006 through 2007 at a projected aggregate cost of approximately $428.6 million and will create an additional 4.1 million square feet of retail space. At December 31, 2005, approximately $178.3 million of costs were incurred in relation to these development projects.
     The Company anticipates commencing construction in early 2006 on four additional shopping centers located in Homestead, Florida; Norwood, Massachusetts; Seabrook, New Hampshire and McKinney, Texas.
Development (Joint Ventures):
     The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $119.3 million. These projects are located in Merriam, Kansas; Jefferson County (St. Louis), Missouri; Apex, North Carolina (Beaver Creek Crossings — Phase II, adjacent to a wholly-owned development project) and San Antonio, Texas. The projects located in Merriam, Kansas and San Antonio, Texas are being developed through the Coventry II program. The project located in San Antonio, Texas was substantially completed during 2005 and a portion of the project located in Jefferson County (St. Louis), Missouri has been substantially completed. The remaining projects are scheduled for completion during 2007. At December 31, 2005, approximately $60.7 million of costs were incurred in relation to these development projects.

Dispositions:
     In the fourth quarter of 2005, the Company sold three shopping center properties aggregating 0.1 million square feet for approximately $18.8 million and recognized a non-FFO gain of approximately $2.7 million.
     In December 2005, one of the Company’s joint ventures with Coventry Real Estate Partners sold a 0.3 million square foot shopping center in San Ysidro, California for approximately $42.5 million. The joint venture recognized an aggregate gain of approximately $9.1 million. In conjunction with this transaction, the Company recognized a contribution to FFO of $1.9 million, as the Company considers this sale part of its merchant build program due to the recent redevelopment of this former factory outlet center, which is reflected through its equity in earnings of joint ventures.
Financings:
     In October 2005, the Company issued $350 million of seven-year senior unsecured notes. The 5.375% notes are due on October 15, 2012 and were offered at 99.52% of par. The notes are redeemable prior to maturity at par value plus a make-whole premium. If the notes are redeemed within 90 days of the maturity date, no make-whole premium will be paid. The effective interest rate, after taking into account the treasury rate locks that were previously entered into by the Company, will adjust the seven-year rate to an effective rate of 5.1%. Proceeds from the offering were used for general corporate purposes, including repayment of floating rate debt on the Company’s revolving credit facilities.
     Developers Diversified Realty Corporation currently owns and manages approximately 500 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 113 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2004.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Year Ended
	Ended December 31,		December 31,
Revenues:	2005	2004	2005	2004
Minimum rents (A)	$137,805	$113,131	$512,206	$407,700
Percentage and overage rents (A)	5,417	2,916	10,299	7,572
Recoveries from tenants	43,227	33,749	158,076	116,975
Ancillary income	2,960	1,007	9,548	3,162
Other property related income	894	879	4,888	4,147
Management fee income	5,681	4,162	19,657	14,626
Development fees	1,289	587	3,202	2,311
Other (B)	1,174	931	9,300	13,081

	198,447	157,362	727,176	569,574

Expenses:
Operating and maintenance	28,402	20,812	98,549	64,742
Real estate taxes	23,284	20,441	85,592	73,601
General and administrative (C)	13,860	14,145	54,048	47,126
Depreciation and amortization	47,829	35,748	164,868	124,175

	113,375	91,146	403,057	309,644

Other income (expense):
Interest income	3,686	1,065	10,078	4,233
Interest expense	(50,845)	(36,172)	(182,279)	(124,543)
Other expense (D)	(7)	(320)	(2,532)	(1,779)

	(47,166)	(35,427)	(174,733)	(122,089)

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations, gain on sales of real estate and cumulative effect of adoption of a new accounting standard	37,906	30,789	149,386	137,841
Equity in net income of joint ventures (E)	8,890	10,409	34,873	40,895
Minority equity interests (F)	(2,677)	(1,727)	(7,881)	(5,064)
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes	213	789	(342)	(1,469)

Income from continuing operations	44,332	40,260	176,036	172,203
Income from discontinued operations (G)	2,455	9,438	18,467	15,918

Income before gain on sales of real estate and cumulative effect of adoption of a new accounting standard	46,787	49,698	194,503	188,121
Gain on sales of real estate, net of tax	2,075	38,150	88,140	84,642

Income before cumulative effect of adoption of a new accounting standard	48,862	87,848	282,643	272,763
Cumulative effect of adoption of a new accounting standard (H)	—	—	—	(3,001)

Net income	$48,862	$87,848	$282,643	$269,762

Net income, applicable to common shareholders	$35,070	$74,055	$227,474	$219,056

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$35,070	$74,055	$227,474	$219,056
Depreciation and amortization of real estate investments	46,610	37,647	169,117	130,536
Equity in net income of joint ventures (E)	(8,890)	(10,409)	(34,873)	(40,895)
Joint ventures’ FFO (E)	11,864	11,824	49,302	46,209
Minority equity interests (OP Units) (F)	729	691	2,916	2,607
Gain on sales of depreciable real estate, net	(3,671)	(40,778)	(58,834)	(68,179)
Cumulative effect of adoption of a new accounting standard (H)	—	—	—	3,001

FFO available to common shareholders	81,712	73,030	355,102	292,335
Preferred dividends	13,792	13,793	55,169	50,706

FFO	$95,504	$86,823	$410,271	$343,041

Per share data:
Earnings per common share
Basic	$0.32	$0.72	$2.10	$2.27

Diluted	$0.32	$0.71	$2.08	$2.24

Dividends Declared	$0.54	$0.51	$2.16	$1.94

Funds From Operations — Basic (I)	$0.74	$0.70	$3.23	$2.98

Funds From Operations — Diluted (I)	$0.74	$0.69	$3.21	$2.95

Basic — average shares outstanding (thousands) (I)	108,523	102,979	108,310	96,638

Diluted — average shares outstanding (thousands) (I)	109,168	105,264	109,142	99,024

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the twelve month period ended December 31, 2005 as compared to 2004, aggregated $100.2 million consisting of $4.9 million related to leasing of core portfolio properties (an increase of 1.9% from 2004), $132.7 million from the acquisition of assets and $9.8 million related to developments and redevelopments. These amounts were offset by a decrease of $2.6 million related to the Company’s remaining seven business center properties and $44.6 million due to the sale of properties in 2004 and 2005 to joint ventures. Included in the rental revenues for the twelve month periods ended December 31, 2005 and 2004 is approximately $14.4 million and $7.4 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three and twelve month periods ended December 31, 2005 and 2004 was comprised of the following (in millions):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31
	2005	2004	2005	2004
Lease termination fees and bankruptcy settlements	$0.8	$0.7	$5.9	$9.8
Financing fees	0.1	—	2.4	3.0
Other miscellaneous	0.3	0.2	1.0	0.3

	$1.2	$0.9	$9.3	$13.1

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the twelve month periods ended December 31, 2005 and 2004, general and administrative expenses were approximately 4.6% and 4.9%, respectively, of total revenues, including joint venture revenues, for each period.

(D)	Other expense is comprised of abandoned acquisition and development project costs and certain litigation costs. In 2005, the Company incurred certain litigation costs of $1.6 million.

(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Revenues from operations (a)	$112,467	$93,553	$428,587	$324,497

Operating expense	42,234	32,419	152,664	111,313
Depreciation and amortization of real estate investments	21,815	26,303	84,737	64,079
Interest expense	31,091	22,720	117,058	76,994

	95,140	81,442	354,459	252,386

Income from operations before gain on sales of real estate and discontinued operations	17,327	12,111	74,128	72,111
Gain (loss) on sales of real estate	60	(38)	858	4,787
(Loss) income from discontinued operations, net of tax	(905)	1,379	(1,382)	2,269
Gain on sales of discontinued operations, net of tax	13,527	14,727	48,982	39,612

Net income	$30,009	$28,179	$122,586	$118,779

DDR Ownership interests (b)	$8,775	$10,667	$36,828	$42,150

Funds From Operations from joint ventures are summarized as follows:
Net income	$30,009	$28,179	$122,586	$118,779
Gain on sales of real estate, including discontinued operations	(6,287)	(13,577)	(19,014)	(37,866)
Depreciation and amortization of real estate investments	22,029	27,891	87,508	68,456

	$45,751	$42,493	$191,080	$149,369

DDRC Ownership interests (b)	$11,864	$11,824	$49,302	$46,209

DDRC Partnership distributions received, net (c)	$12,927	$15,585	$126,647	$77,505

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(a)	Revenues for the three month periods ended December 31, 2005 and 2004 included approximately $1.1 million and $2.0 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.1 million and $0.4 million, respectively. Revenues for the twelve month periods ended December 31, 2005 and 2004 included approximately $6.6 million and $6.5 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $1.1 and $1.4 million, respectively.

(b)	Included in the Company’s equity in net income and FFO from joint ventures for the twelve months ended December 31, 2004, is approximately $3.2 million of gain related to the sale of a joint venture property at the end of 2003. This amount was recorded as a gain at the joint venture level in 2003 but was deferred by DDR until certain construction and leasing obligations were achieved.

The Company’s share of joint venture net income has been reduced by $0.3 million for the three month period ended December 31, 2004, and by $2.1 million and $1.3 million for the twelve month periods ended December 31, 2005 and 2004, respectively, to reflect additional basis depreciation and adjustments to gain on sales.

At December 31, 2005 and 2004, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 110 and 103 shopping center properties, respectively. In addition, at December 31, 2005 and 2004, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 53 and 63 shopping center sites formerly owned by Service Merchandise, respectively.

(c)	Distributions include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Minority interests	$1,948	$1,036	$4,965	$2,457
Operating partnership units	729	691	2,916	2,607

	$2,677	$1,727	$7,881	$5,064

(G)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Twelve Month Period
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Revenues	$249	$8,185	$21,395	$35,672

Expenses:
Operating	392	3,165	9,139	13,402
Impairment charge	—	—	642	586
Interest, net	39	1,384	3,914	5,902
Depreciation	51	2,147	5,833	8,472
Minority interests	3	(7)	67	(47)

Total expenses	485	6,689	19,595	28,315

(Loss) income before gain on sales of real estate	(236)	1,496	1,800	7,357
Gain on sales of real estate (1)	2,691	7,942	16,667	8,561

Net income	$2,455	$9,438	$18,467	$15,918

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(1)	During 2005, the Company’s gain on sales of real estate was reduced by $1.9 million relating to debt prepayment costs incurred as a result of the sales transaction. This debt prepayment has been accounted for as a cost of sale and neither the gross gain on sale nor the related costs of the sale have been included in FFO.
(H)	The Company recorded a charge of $3.0 million in 2004 as a cumulative effect of adoption of a new accounting standard (FIN 46) attributable to the consolidation of the shopping center in Martinsville, Virginia. This amount represents the minority partner’s share of cumulative losses in the partnership.

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of 1.3 million Operating Partnership Units (OP Units) outstanding at December 31, 2005 and 2004 into 1.3 million and 1.4 million common shares of the Company for the three month periods ended December 31, 2005 and 2004, respectively, and 1.3 million for each of the twelve month periods ended December 31, 2005 and 2004, on a weighted average basis. The weighted average diluted shares and OP Units outstanding were 110.8 million and 105.4 million for the three month periods ended December 31, 2005 and 2004, respectively, and 110.7 million and 99.1 million for the twelve month periods ended December 31, 2005 and 2004, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	December 31, 2005 (1)		December 31, 2004
Assets:
Real estate and rental property:
Land	$1,721,321		$1,238,242
Buildings	4,806,373		3,998,972
Fixtures and tenant improvements	152,958		120,350
Construction in progress	348,685		245,860

	7,029,337		5,603,424
Less accumulated depreciation	(692,823)		(568,231)

Real estate, net	6,336,514		5,035,193

Cash	30,655		49,871
Advances to and investments in joint ventures	275,136	(2)	288,020
Notes receivable	24,996		17,823
Receivables, including straight line rent, net	112,464		84,843
Other assets, net	83,212		107,797

	$6,862,977		$5,583,547

Liabilities:
Indebtedness:
Revolving credit facilities	$150,000		$60,000
Variable rate unsecured term debt	200,000		350,000
Unsecured debt	1,966,268		1,220,143
Mortgage and other secured debt	1,574,733		1,088,547

	3,891,001		2,718,690
Dividends payable	65,799		62,089
Other liabilities	204,447		192,514

	4,161,247		2,973,293
Minority interests	131,449		55,935
Shareholders’ equity	2,570,281		2,554,319

	$6,862,977		$5,583,547

(1)	Amounts include the consolidation of the Mervyns, 50% owned joint venture, formed in September 2005, which includes $394.7 million of real estate assets, $258.5 million of mortgage debt and $75.1 million of minority interests.

(2)	Includes $91.6 million of advances to the Service Merchandise Joint Venture funded in the second quarter of 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	December 31, 2005	December 31, 2004
Land	$894,477	$798,852
Buildings	2,480,025	2,298,424
Fixtures and tenant improvements	58,060	42,922
Construction in progress	37,550	25,151

	3,470,112	3,165,349
Accumulated depreciation	(195,708)	(143,170)

Real estate, net	3,274,404	3,022,179
Receivables, including straight line rent, net	76,744	68,596
Leasehold interests	23,297	26,727
Other assets	109,490	96,264

	$3,483,935	$3,213,766

Mortgage debt (a)	$2,173,401	$1,803,420
Notes and accrued interest payable to DDR	108,020	20,616
Amounts payable to other partners	—	46,161
Other liabilities	78,406	75,979

	2,359,827	1,946,176
Accumulated equity	1,124,108	1,267,590

	$3,483,935	$3,213,766

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $510.5 million and $420.8 million at December 31, 2005 and December 31, 2004, respectively.